SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                     THE SECURITIES AND EXCHANGE ACT OF 1934

               Date  of  report  (date  of  earliest event reported):
                                JUNE 19, 1997


                           EARTH SEARCH SCIENCES, INC.
             (Exact name of registrant as specified in its charter)



      State of Utah                 0-19566                      87-0437723
(State of Incorporation)          (Commission                 (I.R.S. Employer
                                     File No.)              Identification No.)



502 North 3rd Street, Suite #8, McCall, Idaho                      83638
(Address of principal executive offices)                        (Zip code)


               Registrant's telephone number, including area code:
                                 (208) 634-7080


                                    No Change
          (Former Name or Former Address, if changed since last report)

Item 5.  OTHER EVENTS.


EARTH SEARCH'S BREAKTHROUGH AERIAL IMAGING INSTRUMENT JOINS
     U.S. GOVERNMENT MISSION TO FORMER SOVIET TEST SITE

         Earth Search Sciences, Inc. [EDIS:OTC] has deployed its newly developed Probe-1 hyperspectral imaging instrument on a Department of Energy sponsored scientific mission to Kazakstan, U.S. and company officials said today.

         Kazakstan is a central Asian country that was once part of the Soviet Union. The Kazakstan mission's objective is to help scientists in the onetime Soviet republic by providing data and training in "imagery analysis" of economic and environmental targets.

          At the same time, the work will deliver a dividend of information about mineral deposits in an extensive tract of the Asian nation known as the Polygon. Earth Search Sciences is part of a consortium that has licenses to develop a percentage of the region's mineral concessions.

         Hyperspectral imaging creates ultra high-resolution images of the earth's surface. Analysis of these images can determine the presence of target minerals in geologic formations or evidence of stress in live vegetation.

          Earth Search Sciences' Probe-1 instrument, a centerpiece technology on the mission, is a state-of-the-art airborne sensor capable of gathering information from light reflections from 128 bands of the visible and short-wave infrared spectrums and from two broadband reflections.

         Probe-1 provides resolution that enables identification of key mineral features on land. Other important features of the Probe-1 include its broad swath width, low noise characteristics and image quality that is a quantum advancement from any remote imaging instrument developed yet.

         Probe-1 technology is expected to revolutionize mineral exploration worldwide, said Larry Vance, founder and chairman of Earth Search Sciences. The Earth Search Probe-1 is miniaturized and significantly more economical than the
U. S. government's unclassified versions of hyperspectral imaging technology. Earth Search's instrument, at less than 200 pounds, can be mounted on remote platforms such as small civilian aircraft.

         "This exciting technology is now fully developed, and Probe-1 is on assignment,"Vance said. "The applications of the Probe-1 technology are vast, but nowhere are they as great as in the mining exploration and environmental arenas."

         Applied Signal and Image Technology, Inc., (ASIT), of Millersville, Maryland, has developed the ProspectreTM hyperspectral data processing system in partnership with Earth Search to help the company deliver complete system solutions to its clients, Vance said. The ProspectreTM software delivers near real-time data analysis.

         The ProspectreTM system is being employed to reduce the huge volume of data obtained on the Kazakstan mission and will provide a fast, accurate indication of high potential areas of mineralization that require further exploration.

         Over Kazakstan, the Probe-1 sensor will fly aboard the Naval Research Laboratory's P-3 aircraft. Data collected by Probe-1 and other instrument will then be jointly analyzed by scientists from the Department of Energy Nevada Remote Sensing Laboratory; Battelle Pacific Northwest National Laboratory; Naval Research Laboratory; Sandia National Laboratory; Earth Search Sciences; Applied Signal and Image Technology, and Integrated Spectronics Pty. Ltd.

         "With our initial data collection, we are already demonstrating Probe-l's ability to pick up distinctive signatures from minerals in the environment," said Dr. John Peel, chief executive officer of Earth Search Sciences. "It is our ability to detect these specific signatures with our proprietary sensor and software that sets us apart. We now have the tools to identify the characteristic minerals that we and our clients are searching for, and that gives us a unique position in the marketplace."

         As part of an agreement with the Kazakstani government, Earth Search Sciences is part ofa consortium that has licenses to develop a percentage of the region's mineral concession. The Republic of Kazakstan is believed to be one of the world's three largest gold producers.

         The Probe-1 was developed by Earth Search Sciences under a proprietary contract by Integrated Spectronics Pty. Ltd., of Sydney, Australia, and Commonwealth Scientific and Industrial Research Organization (CSIRO), of Melbourne, Australia.

         The applications of Earth Search's technology are extensive and include exploration for precious metals and other minerals; exploration for hydrocarbons such as oil and coal; decision-making on land use and development; environmental assessment, and many other critical matters.

         In its early stage of development, Earth Search Sciences "cost-shared" hyperspectral image collections using NASA/JPL's AVIRIS instrument. These generic, non-proprietary data collections set the stage for the development of the Probe-1 instrument by providing proof of principle images to ESSI during the company's decision-making process. Earth Search determined to proceed with its own proprietary, privately-funded instrument, Probe-1. Earth Search gained access to NASA/JPL's AVIRIS technology by participating in NASA's Visiting Investigator Program (VIP), available to companies that submitted qualified scientific projects of merit to the agency, and through NASA's Space Act Agreement program.

         Prior to Probe-l's development, the most precise hyperspectral images have identified the molecular content of locations on the ground that are some 20 meters apart. With ESSI's Probe-1 mounted in an airplane or on another remote platform, the calibrated data-measuring process is significantly more precise, processing ground data that is five meters apart.



                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


                                        EARTH SEARCH SCIENCES, INC.


                                        By /s/ Larry F. Vance
                                        Larry F. Vance
                                        Chairman and Director


June 19, 1997